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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Xircom Projects Second-Quarter 2000 Results

THOUSAND OAKS, Calif., March 24, 2000 -- Xircom, Inc. (Nasdaq: XIRC) today announced revised second quarter revenue and earnings estimates for the period ending March 31, 2000. Revenue for the quarter, now projected to be approximately $108-$110 million, will be below current expectations of Wall Street analysts. The Company further expects that net income, excluding amortization of goodwill and other acquisition-related intangibles, will be approximately $.30 to $.35 per share. An analyst call will be held at 11:00AM EST today, with a live Webcast available on our website at www.xircom.com/analystcall. Final results for the quarter will be announced on April 17, 2000.

     "The first half of the quarter got off to a slow start in our access card business due to an extended Y2K freeze on notebook rollouts at several of our large enterprise customers," said Dirk Gates, Xircom chairman, president and chief executive officer. "Sell-through of access cards from our distribution and OEM partners has improved considerably in the last several weeks and has returned to the levels we expected entering the quarter. We are encouraged by the continued strong demand for our new product lines, including our PortStation(TM) and PortGear(TM) USB Port Expansion solutions, and the Rex wearable information accessory, where we expect 40% sequential unit growth this quarter."

About Xircom, Inc.

     For over a decade mobile professionals around the world have relied on Xircom for access to their information anytime, anywhere. Xircom designs and develops innovative solutions that
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connect mobile users worldwide to corporate networks, the Internet, Intranets and other online resources. Xircom sells and supports its products in over 100 countries through distributors, resellers, electronic channels and global OEM partnerships. Headquartered in Thousand Oaks, Calif., with regional headquarters in Belgium, Japan and Singapore, Xircom has 1,600 employees worldwide and trailing four-quarter revenue of $450 million. Please visit http://www.xircom.com for more information.
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For more information contact:

Kristi Cushing                                Craig Rexroad
Xircom Investor Relations                     P/E
(805) 376-9300                                (310) 275-8784
kcushing@xircom.com                           crexroad@pecomm.com
http://www.xircom.com


Xircom and Rex are registered trademarks of Xircom, Inc. Other company or product names have been used for identification purposes only and may be trademarks of their respective companies.

Notice to Readers. This news release contains certain forward-looking statements based on current expectations that involve a number of risks and uncertainties which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the level of end-user demand and customer orders for the Company's products through the remainder of the quarter, final determination of revenue, actual costs and expenses incurred during the quarter, and decisions regarding reserves and allowances made in the normal course of the accounting close for the quarter, which at this time is not complete. Other additional risks are described in the company's SEC reports on Form 10-Q for the quarters ended March 31, 2000 (to be filed subsequent to the close of the current quarter) and December 31, 1999, the company's report on Form 10-K for the fiscal year ended September 30, 1999, the company's report on Form 8-K filed on November 10, 1999, and the company's most recent registration statement on Form S-3 filed on December 22, 1999. Investor information may be found on Xircom's web site at www.xircom.com or on the SEC's EDGAR electronic filing database.